Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Reports Financial Results for Quarter and Fiscal Year Ended April 30, 2018 and Recent Developments

-- Company Records Fiscal Year 2018 Revenue of $53.6 Million --

-- Committed Backlog Increases to $57.8 Million (ASC 605) --

-- Customer Base Expanded and Diversified --

-- Key Appointments Strengthen CDMO Leadership Team --

TUSTIN, Calif., July 16, 2018 – Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the fourth quarter and fiscal year (FY) 2018 ended April 30, 2018, and provided an update on its contract manufacturing operations, and other corporate highlights.

Highlights Since January 31, 2018

“During fiscal 2018, Avid Bioservices initiated a transition to a pure play biologics contract development and manufacturing organization. Today, Avid is a recognized, established and well-respected service provider to the biotechnology and pharmaceutical industry,” said Roger Lias, Ph.D., president and chief executive officer of Avid Bioservices. “In recent months we have significantly diversified and expanded our portfolio of customers. This effort has also fostered a steady increase in our backlog, which creates a strong foundation as we diligently pursue our goal to achieve breakeven and positive EBITDA. We have brought in an impressive new board and established a cohesive new leadership team with expertise spanning every vital facet of our business from business development to process development and finance. We are responding to, and winning, more requests for proposal than at any time in Avid’s history and we are filling our available capacity with a product mix consisting of both earlier phase process development and clinical programs, as well as late phase clinical and commercial programs. While fiscal 2018 was an impressive turnaround year for Avid, fiscal 2019 will be our first full year as a focused CDMO business and we are excited about the market opportunity and the very significant prospects for growth and market leadership that lie ahead.

“I would like to recognize the tremendous efforts of the staff at Avid Bioservices. The type of transition that we have effected is not easy and I remain incredibly impressed by the dedication and talent of the Avid team and their commitment to exemplary customer service and continued industry leading compliance. I would like to very specifically thank them for their continued support. Our people remain the backbone of our service offering and our business.”

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Recent CDMO Developments

•	Appointed multiple experienced executives to strengthen the leadership team including:
o	Magnus Schroeder, Ph.D., vice president of process sciences. Dr. Schroeder is an accomplished scientist with more than 16 years of experience spanning bioprocess development, cGMP manufacturing, CMC strategy and global project leadership. Dr. Schroeder most recently served as a director at AGC Biologics, formerly CMC Biologics, where he participated in the successful commercial launch of multiple products.
o	Sandra Carbonneau, director, business development, (eastern region)

Ms. Carbonneau brings to Avid more than 26 years of relevant industry experience. Previously with Lonza Biologics, Ms. Carbonneau oversaw the global mammalian commercial development business unit, including manufacturing, quality assurance, compliance and contract management.

o	Michael Faughnan, senior director, business development (western region)

Mr. Faughnan joins Avid with more than 20 years of customer focused sales and management experience. In particular, Mr. Faughnan has 18 years of successful biotech and CDMO sales experience with industry leading companies including Lonza and WuXi Biologics, where he contributed to significant growth.

•	Initiated expansion and optimization of the company’s process development capabilities and laboratory space, including:
o	Expanding the total available process development laboratory space to more than 6,000 square feet;
o	Upgrading the infrastructure and equipment within the existing process development laboratories;
o	Implementing new state-of-the-art technologies and equipment designed to facilitate efficient, high-throughput development of upstream and downstream manufacturing processes.

The first new laboratories are expected to be operational during the third quarter of calendar 2018.

•	Signed five new master service agreements (MSAs) in the first six months of calendar 2018. This is more than Avid signed during all of calendar 2017. New projects under the MSAs range from process development to clinical stage biomanufacturing. All projects will contribute to revenue during fiscal 2019.

Recent Corporate Developments

•	Entered into an Asset Assignment and Purchase Agreement with Oncologie, Inc. in February 2018 for Avid's phosphatidylserine (PS)-targeting program including bavituximab.
o	Avid is entitled to receive an aggregate of $8.0 million in upfront payments over a period of six months, of which $6.0 million has been received according to the contractually agreed schedule. Avid will also be eligible to receive up to $95.0 million with Oncologie, Inc.’s successful achievement of development, regulatory and commercialization milestones.
o	Oncologie, Inc. is responsible for all future research, development and commercialization of bavituximab, and related intellectual property costs.
o	Avid is eligible to receive royalties on net sales that are upward tiering into the mid-teens.
o	Oncologie has entered into an agreement with Avid for future contract development and manufacturing activities in support of bavituximab and other potential products.
•	Completed a public offering of 10,294,445 shares of common stock in February 2018 raising gross proceeds of approximately $23.2 million.
o	Avid intends to use the net proceeds from the offering to support the growth of its contract manufacturing business and general corporate purposes.

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Financial Highlights and Guidance

•	The current revenue backlog increased by 48.2% to $57.8 million from $39.0 million at the end of the third quarter of FY 2018 (ASC 605).

•	The company is providing revenue guidance for the full FY 2019 of $51.0 million - $55.0 million (ASC 606).

•	Contract manufacturing revenue from Avid's clinical and commercial biomanufacturing services was $6.9 million for the fourth quarter of FY 2018 compared to $17.9 million for the fourth quarter of FY 2017. Revenue for the full FY 2018 met guidance at $53.6 million compared to $57.6 million for full FY 2017. The decline in both the fourth quarter and FY 2018 was primarily due to previously announced lower demand from one of our largest customers.

•	Gross margin for the fourth quarter of FY 2018 was negative 28%, and gross margin for full FY 2018 was negative 5%. These margins are compared to positive 34% for the fourth quarter of FY 2017 and positive 34% for the full FY 2017.

•	Selling, general and administrative (S,G&A) expenses for the fourth quarter of FY 2018 were $4.2 million, compared to $4.5 million for the fourth quarter of FY 2017. For the full FY 2018, total S,G&A expenses were $16.5 million, compared to $18.1 million for FY 2017. S,G&A expense for the fourth quarter of FY 2018 included one-time charges totaling $1.2 million for the write-off of equipment, severance and other one-time charges. The decreases in both the fourth quarter and FY 2018 were driven primarily by lower headcount and expense reductions.

•	Income from discontinued operations for the fourth quarter of FY 2018 was $9.2 million, which was primarily due to the gain on sale of certain assets to Oncologie, Inc.

•	For the fourth quarter of FY 2018, the company recorded consolidated net income attributable to common stockholders of $1.6 million or $0.03 per share, compared to a consolidated net loss attributable to common stockholders of $6.7 million, or $0.16 per share, for the fourth quarter of FY 2017. For full FY 2018, the company recorded a consolidated net loss attributable to common stockholders of $26.5 million or $0.56 per share, compared to a consolidated net loss attributable to common stockholders of $32.8 million, or $0.88 per share, for full FY 2017.

•	Avid reported $42.3 million in cash and cash equivalents as of April 30, 2018, compared to $46.8 million on April 30, 2017.

More detailed financial information and analysis may be found in Avid’s Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission today.

Conference Call

Avid will host a conference call and webcast this afternoon, July 16, 2018, at 4:30 PM EDT (1:30 PM PDT).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Avid Bioservices conference call. To listen to the live webcast, or access the archived webcast, please visit: http://ir.avidbio.com/events.cfm.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and cGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries.  With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support.  The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization.  www.avidbio.com

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may experience delays in engaging new clients, the risk that the company may experience technical difficulties in processing customer orders which could delay delivery of products to customers, revenue recognition and receipt of payment or the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services, and the risk that the company may need to use the majority of its cash to fund operations, thereby delaying the contemplated upgrade to its process development capabilities and expansion plans. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2018, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

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Avid Bioservices, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and comprehensive loss

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2018	2017	2018	2017

Contract manufacturing revenue	$6,943,000	$17,904,000	$53,621,000	$57,630,000
Cost of contract manufacturing	8,904,000	11,782,000	56,545,000	38,259,000
Gross profit (loss)	(1,961,000)	6,122,000	(2,924,000)	19,371,000

Operating expenses:
Selling, general and administrative	4,183,000	4,477,000	16,456,000	18,079,000
Restructuring charges	–	–	1,258,000	–
Total operating expenses	4,183,000	4,477,000	17,714,000	18,079,000

Operating income (loss)	(6,144,000)	1,645,000	(20,638,000)	1,292,000

Other income (expense):
Interest and other income	19,000	37,000	102,000	108,000
Interest and other expense	(9,000)	(5,000)	(27,000)	(7,000)

Income (loss) from continuing operations	$(6,134,000)	$1,677,000	$(20,563,000)	$1,393,000
Income (loss) from discontinued operations	9,154,000	(6,949,000)	(1,250,000)	(29,552,000)

Net income (loss)	$3,020,000	$(5,272,000)	$(21,813,000)	$(28,159,000)

Comprehensive income (loss)	$3,020,000	$(5,272,000)	$(21,813,000)	$(28,159,000)

Series E preferred stock accumulated dividends	(1,442,000)	(1,442,000)	(4,686,000)	(4,640,000)

Net income (loss) attributable to common stockholders	$1,578,000	$(6,714,000)	$(26,499,000)	$(32,799,000)

Basic and diluted weighted average common shares outstanding:	53,360,424	42,141,720	47,063,020	37,109,493

Basic and diluted net income (loss) per common share attributable to common stockholders:
Continuing operations	$(0.14)	$0.01	$(0.53)	$(0.09)
Discontinued operations	$0.17	$(0.17)	$(0.03)	$(0.79)
Net income (loss) per share attributable to common stockholders	$0.03	$(0.16)	$(0.56)	$(0.88)

- continued -

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Avid Bioservices, INC.

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 30, 2018 AND 2017

	2018	2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$42,265,000	$46,799,000
Trade and other receivables	3,754,000	7,742,000
Inventories	16,129,000	33,099,000
Prepaid expenses	679,000	808,000
Assets of discontinued operations	5,000,000	1,426,000

Total current assets	67,827,000	89,874,000

PROPERTY AND EQUIPMENT:
Leasehold improvements	20,686,000	20,098,000
Laboratory equipment	10,258,000	10,229,000
Furniture, fixtures, office equipment and software	4,597,000	4,385,000
Construction-in-progress	3,310,000	2,841,000

	38,851,000	37,553,000
Less accumulated depreciation and amortization	(12,372,000)	(11,508,000)

Property and equipment, net	26,479,000	26,045,000

Restricted cash	1,150,000	1,150,000
Other assets	304,000	1,043,000

TOTAL ASSETS	$95,760,000	$118,112,000

- continued -

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Avid Bioservices, INC.

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 30, 2018 AND 2017 (continued)

	2018	2017
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,909,000	$3,000,000
Accrued payroll and related costs	2,564,000	5,055,000
Deferred revenue	10,922,000	28,500,000
Customer deposits	17,013,000	17,017,000
Other current liabilities	905,000	636,000
Liabilities of discontinued operations	4,550,000	8,723,000

Total current liabilities	37,863,000	62,931,000

Deferred rent, less current portion	2,159,000	1,599,000

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock - $.001 par value; authorized 5,000,000 shares; 1,647,760 shares issued and outstanding at April 30, 2018 and 2017, respectively	2,000	2,000
Common stock - $.001 par value; authorized 500,000,000 shares; 55,689,222 and 44,014,040 shares issued and outstanding at April 30, 2018 and 2017, respectively	55,000	44,000
Additional paid-in-capital	614,810,000	590,971,000
Accumulated deficit	(559,129,000)	(537,435,000)

Total stockholders' equity	55,738,000	53,582,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$95,760,000	$118,112,000

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